EdR Provides Update on Investments, Funding
and Initial 2017 Financial Guidance

MEMPHIS, Tenn., Jan. 25, 2017 – EdR (NYSE: EDR) (the "Company"), a leader in the ownership, development and management of high-quality collegiate housing communities, today updated its capital commitments and provided initial 2017 financial guidance.
Capital Commitments
On October 31, 2016, EdR hosted its third quarter 2016 earnings call. Since that date, the Company has entered into the following capital commitments:

•	University of Hawai’i – EdR is 90% owner of a joint venture that began construction on a $110 million, 599-bed community adjacent to the University of Hawai’i for delivery in 2018 or 2019;

•	University of Minnesota – EdR is 51% owner of a joint venture that began construction on a $98 million, 707-bed community surrounded by the University of Minnesota campus for delivery in 2018;

•	Arizona State University – EdR is 90% owner of a joint venture that began construction on a $165 million, 857–bed community adjacent to Arizona State University for delivery in 2018; and

•	Oregon State University – EdR acquired 100% of The Retreat at Corvallis, a 1,016-bed community adjacent to Oregon State University for $100 million.

“All of our new investments are in high quality, well-located assets that complement our existing portfolio,” stated Randy Churchey, EdR’s chief executive officer. “Our active development pipeline, along with the investment at Oregon State University, represents a 45% increase in our student housing assets over September 30, 2016. Student housing remains one of the most stable and predictable sectors of the REIT industry and our embedded and funded external growth provides an exciting opportunity for our shareholders.”

Capital Structure and Funding Update
The Company’s development pipeline of 2017, 2018 and 2019 deliveries and the recently awarded development at Cornell, now includes 14 developments with a total of 8,904 beds and total project development costs of $979 million. EdR’s share of the funding requirement on these developments is $948 million, with $711 million remaining to fund at December 31, 2016.
Seven of the 14 active developments are consolidated in EdR’s financial statements but are less than 100% owned by EdR. As a result, 100% of the development costs and debt related to the developments will be included in EdR’s balance sheet and EdR’s funding requirements reflect the total project cost less equity contributed by our joint venture partners.
“Since our third quarter earnings release, we have sold an additional 2.4 million shares under our at-the-market ("ATM") forward sale program for a total of 6.9 million forward-settling shares sold at a weighted average net price of $42.65, representing approximately $296 million in future funding for our capital commitments,” noted Bill Brewer, EdR’s chief financial officer. “The use of this innovative funding mechanism allows us to lock in the funding for our equity capital requirements at the time we make an investment commitment while delaying dilution from the issuance of shares until the funds are needed, as we have until December 31, 2017 to settle these transactions. Due to our current low leverage, if we were to fund 100% of our development commitments and the recently announced Oregon State University acquisition, today, with cash on hand, settlement of the forward equity sales and existing debt capacity, our debt to gross assets would be 28%, within management’s targeted leverage range of 25% to 30%.”

2017 Financial Guidance Summary
Based upon the Company’s current estimates, 2017 full year financial guidance is as follows (all amounts in millions, except per share/unit amounts):

•	GAAP Earnings Guidance

◦	Net Income attributable to EdR $50.9 to $58.4

◦	Shares/units - diluted 76.8

◦	Earnings per share/unit - diluted $0.66 to $0.76

•	Core FFO Guidance

◦	Core FFO $146.0 to $153.5

◦	Shares/units 76.8

◦	Core FFO per share/unit $1.90 to $2.00

“The midpoint of our Core FFO per share/unit guidance for 2017 represents an 11% increase over the midpoint of current 2016 guidance and a five-year compounded annual growth rate of approximately 7%," Brewer said. "The latter was achieved during a period, including 2017 estimates, when the Company will have delivered approximately $1.1 billion in developments, acquired $816 million in assets, sold over $289 million of assets and will have reduced debt to gross assets from 32% at December 31, 2012 to 25% at the end of 2017."

2017 Guidance Assumptions
The following assumptions were used in determining the 2017 financial guidance range:

•	Same-community

	Growth			Dollar range (in millions)

Revenue	2.5%	-	3.5%	$242.8	-	$245.0

Operating expense	3.0%	-	4.0%	$96.2	-	$97.2

Net operating income (NOI)	2.0%	-	3.0%	$146.6	-	$147.8

The estimated full-year revenue growth of 2.5% - 3.5%, includes expected revenue growth of approximately 2.0% for the first seven months of the year, which is consistent with the reported 2016-2017 leasing results. Revenue growth for the last five months of the year, related to the 2017-2018 lease term, is expected to be between 3.5% and 4.5%.
Operating expenses are expected to grow between 3% and 4% with direct operating expense (utilities, on-site payroll, general and administrative costs, maintenance and repairs and marketing costs) growth between 1% and 2% and fixed operating expense (real estate taxes and insurance) growth between 9% and 11%. The larger increase in fixed expenses is due to an expected 13% to 15% increase in real estate taxes that is primarily driven by the burn-off of a tax PILOT at one community as well as the impact of developments being assessed at full value after they have moved into the same-community portfolio. Excluding the impact of the PILOT and development reassessments discussed above, the expected growth in real estate taxes would be between 5% and 7%, the expected same-community operating expense growth would be 130 bps lower and the expected same-community NOI growth would improve by 90 bps.
For the reasons noted below in the other-community NOI bullet point, University Towers, our only off-campus, full-service freshman dorm style community in the portfolio, which is pedestrian to North Carolina State, has been removed from our 2017 same-community reporting and included in other community NOI. Had University Towers been included in 2017 same-community guidance, the same-community revenue, expense and NOI growth ranges above would have been 90 bps, 40 bps and 120 bps lower, respectively.

•	New-community NOI is expected to be approximately $42.8 to $44.6 million.

◦	Approximately $29.5 to $30.0 million in new-community NOI relates to 2016 acquisitions and developments.

◦	Approximately $17.4 to $18.7 million in new community NOI relates to 2017 acquisitions and developments.

◦	New-community NOI includes approximately $4.1 million for anticipated preopening expenses related to announced development deliveries.

•	Other-community NOI – is expected to be approximately $2.0 million. Other community NOI is comprised of two communities, Players Club and University Towers.

◦
Players Club is our 336-bed community serving Florida State University. Due to the previously announced demolition planned in May 2017 and redevelopment for 2018 delivery, operating results for this community will be reported in other-community NOI.

◦	Other-community NOI includes approximately $0.4 million for anticipated preopening expenses related to the redevelopment of Player’s Club.

◦
University Towers is the only off-campus, full-service freshman dorm in our portfolio. Historically, the 889-bed community adjacent to North Carolina State University (NCSU) has been occupied mostly by freshmen. NCSU has implemented a freshman live on requirement beginning with the 2017/2018 school year. As a result of the new live on requirement, we anticipate changing the way this community will be operated and leased in 2017, making year over year results incomparable. As such, the operating results for this community will be reported in other-community. The 2017 guidance assumes a 45% to 55% reduction in NOI for University Towers from 2016.

•	Third-party development fees from existing projects are expected to be approximately $3.4 million.

•	Third-party management fees from existing contracts are expected to be approximately $3.2 million.

•	General and administrative expenses, including development and management services, are expected to be approximately $24.0 million to $25.5 million.

•
Ground-lease expense is expected to be approximately $13.5 million, which includes $4.7 million of straight-lined ground rent that is excluded from Core FFO. Ground-lease expense is not included in same- or new-community NOI.

•	Depreciation and amortization expense is expected to be approximately $90.6 million, with the addback for Core FFO expected to be approximately $88.2 million.

•	Interest expense, before capitalized interest, is expected to be approximately $32.0 million to $33.0 million, and includes approximately $2.0 million in amortization of deferred financing costs.

•	Capitalized interest, related to our active development pipeline, is expected to be approximately $14.4 million to $16.2 million.

•
Equity in earnings of unconsolidated entities is expected to be approximately $0.7 million. The Company’s share of real estate depreciation and amortization on unconsolidated entities to be added back to Core FFO is expected to be approximately $2.5 million.

•	Provision for income taxes is expected to be approximately $0.4 million.

•	Net loss attributable to noncontrolling interests is expected to be approximately $0.8 million, offset by an approximate $0.3 million reduction to FFO related to noncontrolling interest.
2017 Capital Assumptions

•	No dispositions are assumed for 2017.

•	Assumed mid-year acquisitions of $75 million to $125 million.

•
Our estimated use of funds in 2017 related to acquisitions and developments is approximately $768 million.  The anticipated sources of funding include $34 million in existing cash, $334 million of debt on our revolver, which we anticipate terming out a portion as noted below, and $400 million from equity or asset dispositions depending on market conditions. Note that $296 million of the necessary equity is currently available from ATM forward sales that have been consummated but not yet settled or shares issued.  Guidance assumes funding these capital needs in a manner that will result in debt to gross assets of approximately 25% at each quarter end. Our guidance assumes meeting the $400 million equity need through settling the $296 million of completed ATM forward sales and additional equity that, combined, would result in share issuances equaling $110 million, $205 million and $85 million at the end of the second, third and fourth quarters of 2017, respectively.

•	Assumed terming out $150.0 million of revolver debt midyear at an estimated interest rate of 4.5%.

•
Full-year weighted average shares/units of approximately 76.8 million, with a starting point of 73.6 million shares/units outstanding at December 31, 2016 and ending with an estimated 84.8 million shares/units at December 31, 2017.

2017 Pacing Assumptions
Same-Community
The following provides an estimate of the quarterly pacing of same-community operating results. Quarterly results are subject to normal operational fluctuations that routinely impact pacing between quarters.

•
Same-community revenue growth by quarter is expected to be approximately 1.0%, 2.5%, 4.5% and 4.0%. While considering revenue growth for the first and second quarter, keep in mind that expected revenue growth for the first seven months of 2017 is expected to be approximately 2.0%, which is consistent with the reported 2016-2017 leasing results.

•
Same-community operating expense growth by quarter is expected to be 6%, 3%, 3% and 2%, respectively, with the first quarter reflecting a more significant impact from year over year growth in real estate taxes.

•	Based on same-community revenues and expenses as discussed above, same-community net operating income growth by quarter is expected to be (2%), 2%, 6% and 5%, respectively.

Core FFO
The pacing of Core FFO dollars is impacted by multiple factors, including the percentage of communities whose lease terms are 10 months compared to the typical 12-month lease, a seasonal drop in third quarter revenue due to vacancy during the two week “turn” in August, timing of real estate tax reassessments, delivery of new developments, and the timing of acquisitions. Over the past several years, the quarterly recognition of full year Core FFO has been approximately, 28%, 21%, 16%, 35% for the first, second, third and fourth quarters respectively. 2017 Core FFO is expected to follow similar pacing.
The foregoing are estimates and assumptions, and as such actual results may vary, and could vary significantly, from the amounts shown above.

Definitions
The same-community portfolio for 2017 includes 26,779 beds, representing consolidated communities we owned at both January 1, 2016, and 2017 whose operations are comparable on a same-community basis and not impacted by redevelopment or other significant non-operational changes. A total of 3,124 of the 2017 same-community beds were classified as new communities in 2016. A total of 1,225 beds classified as same-community in 2016 were classified as other communities in 2017.
The new-community portfolio for 2017 includes 9,917 beds and represents: (1) communities acquired in 2016 (1,737 beds), (2) communities developed or redeveloped and delivered in 2016 (2,988 beds), (3) communities to be developed and delivered in 2017 (4,176 beds), and (4) communities acquired in 2017 (1,016 beds).
The other community portfolio for 2017 includes 1,225 beds.
Communities that are owned through a joint-venture structure that are not controlled or consolidated are not included in same, new or other communities. The Company’s share of the net income or loss from these communities is recorded as equity in earnings of unconsolidated entities. Currently, the Company owns interests in three communities that are accounted for in this manner, (1) 50% interest in The Marshall at The University of Minnesota, a 994-bed community that opened in August 2014, (2) 50% interest in Georgia Heights, a 300-bed community at the University of Georgia that opened in August 2015, and (3) 25% interest in University Village, a 600-bed community at the University of North Carolina at Greensboro.
Community operating expenses represent community-level operating expenses plus regional and other corporate costs of supporting the communities, and excludes management fees, depreciation, amortization, and ground lease expense.
Community NOI represents community revenue less community operating expenses, including preopening costs if applicable.
Noncontrolling interests represent our partner’s share of ownership interest in consolidated entities which are not wholly owned by EdR. Noncontrolling ownership interest are as follows: (1) 49% interest in a property at the University of Minnesota, a 707-bed community that is scheduled to open in 2018, (2) 30% interest in Avid Square, a 475-bed community at Oklahoma State University that is scheduled to open in 2017, (3) 27.3% interest in University Towers, a 889-bed community at North Carolina State University, (4) 20% interest in The Local: Downtown, a 304-bed community at Texas State University that is scheduled to open in 2017, (5) 20% interest in a property at the University of Pittsburgh, a 723-bed community that is scheduled to open in 2018, (6) 10% interest in a property at Arizona State University, a 857-bed community that is scheduled to open in 2018, (7) 10% interest in SkyVue, a 824-bed community at Michigan State University that is scheduled to open in 2017, (8) 10% interest in a property at the University of Hawaii, a 599-bed community that is scheduled to open in 2018 or 2019, (9) 3% interest in Urbane, a 311-bed community at the University of Arizona that was acquired in

2016, (10) 1.6% interest in the Hub at Madison, a 1,038-bed community at the University of Wisconsin that was acquired in 2016, and (11) 0.22% interest in Education Realty Operating Partnership, LP.

2016 Full-Year and Fourth-Quarter Earnings Release and Conference Call
The Company will release financial results for the fourth quarter of 2016 before the market opens on Tuesday, February 21, 2017. The Company will host a conference call for investors and other interested parties beginning at 10 a.m. Eastern Standard Time on Tuesday, February 21, 2017. Management will discuss the full year and fourth quarter results, 2017-2018 leasing velocity as well as the business outlook and guidance for 2017.
The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial 1-877-705-6003 and participants from outside the U.S. may dial 1-201-493-6725. Participants may also access the call via live webcast by visiting the Company’s investor relations website at www.EdRtrust.com.
The replay of the call will be available at approximately 1 p.m. ET on Tuesday, February 21, 2017 through 11:59 p.m. ET on Tuesday, March 7, 2017. To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the passcode is 13652455. The archive of the webcast will be available on the Company’s Web site (www.EdRtrust.com) for a limited time.

About EdR
EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 87 communities with more than 45,500 beds serving 54 universities in 25 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

Investor Relations:
J. Drew Koester, Senior Vice President – Capital Markets and Investor Relations
901-259-2500 dkoester@EdRtrust.com

Bill Brewer, Executive Vice President and Chief Financial Officer
901-259-2500 bbrewer@EdRtrust.com

Media:
Craig Wack, PR Coordinator
901-252-6809 cwack@EdRtrust.com

Non-GAAP Financial Measures

Funds from Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts ("NAREIT"), FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because management considers it to be an important supplemental measure of the Company’s operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from collegiate housing asset dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The Company also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO available to stockholders and unitholders is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs and noncash fair value adjustments related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition management uses Core FFO in the assessment of our operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company's results to other REITs as most REITs provide some form of adjusted or modified FFO.

Net Operating Income (NOI)

The Company considers NOI to be a useful measure of its collegiate housing operating performance. The Company defines NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding third-party management fees and expenses, third-party development consulting fees and expenses, depreciation, amortization, other operating income related to noncash adjustments, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company's NOI may not be comparable to other REITs. The Company believes that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. The Company uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and resident base, which vary by property, have on the Company’s operating results. However, NOI should only be used as an alternative measure of the Company’s financial performance.

Debt to Gross Assets

Debt to gross assets is defined as total debt, excluding the unamortized debt premium and deferred financing costs, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We consider debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure. Debt to gross assets should only be used as an alternative measure of the Company's financial performance.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in EdR's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, and as described in EdR's other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

EdR AND SUBSIDIARIES
2017 GUIDANCE – RECONCILIATION OF GAAP NET INCOME TO FFO and CORE FFO
(Amounts in thousands, except per share/unit data)
(Unaudited)

	Year ending December 31, 2017
	Low End	High End

Net income attributable to EdR	$50,900	$58,400
Real estate related depreciation and amortization	88,200	88,200
Equity portion of real estate depreciation and amortization on equity investees	2,500	2,500
Noncontrolling interests	(300)	(300)
Funds from operations ("FFO") available to stockholders and unitholders	$141,300	$148,800

FFO adjustments:
Straight-line adjustment for ground leases(1)	4,700	4,700
FFO adjustments	4,700	4,700

Core Funds from operations ("Core FFO") available to stockholders and unitholders	$146,000	$153,500

FFO per weighted average share/unit(2)	$1.84	$1.94

Core FFO per weighted average share/unit(2)	$1.90	$2.00

Weighted average shares/units(2)	76,800	76,800

Notes:
(1) Represents the straight-line rent expense adjustment required by GAAP related to ground leases. As ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and operating partnership units outstanding, regardless of their dilutive impact.

EdR AND SUBSIDIARIES
2017 GUIDANCE – NET OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Year ending December 31, 2017
	Low End	High End

Operating income	$68,400	$72,900
Less: Third-party development services revenue	3,400	3,400
Less: Third-party management services revenue	3,200	3,200
Plus: General and administrative expenses, including development and management services, development pursuit, acquisition costs and severance	25,500	24,000
Plus: Ground leases	13,500	13,500
Plus: Depreciation and amortization	90,600	90,600
NOI	$191,400	$194,400

EdR AND SUBSIDIARIES
2017 GUIDANCE – DEBT TO GROSS ASSETS
(Amounts in thousands)
(Unaudited)

12/31/17

Mortgage and construction loans, excluding unamortized deferred financing costs of $1,600	$62,000
Unsecured revolving credit facility	260,000
Unsecured term loan, excluding unamortized deferred financing costs of $500	337,500
Unsecured Senior Notes, excluding unamortized deferred financing costs of $1,800	250,000
Total debt, excluding unamortized deferred financing costs	$909,500

Total Assets	$3,194,000
Accumulated depreciation(1)	406,000
Gross Assets	$3,600,000

DEBT TO GROSS ASSETS	25%
(1) Represents accumulated depreciation on real estate assets.